Exhibit 99.1

For further information contact:

James Reed, CEO
011 44 870 753 2360

TRICELL, INC. ANNOUNCES THIRD QUARTER AND NINE MONTHS OPERATING RESULTS

Tricell announces income from operations of $3.35 million for the 3rd quarter ended 2006, an increase of 273% versus the 3rd quarter ended 2005 and income from operations of $8.4 million for the 9 months ended 2006, an increase of 342% versus the 9 months ended 2005.

Congleton, United Kingdom, November 27, 2006 -- Tricell, Inc. (OTC Bulletin Board: TCLL - News), a distributor of mobile telephones and other mobile handset accessories, has announced operating results for the three and nine months ended September 30, 2006.

For the three months ended September 30, 2006, Tricell reported sales of $248.5 million, gross profit of $5.9 million, income from operations of $3.4 million and a net loss of $22.9 million, or $.11 per share (basic and diluted), as compared with sales of $240.2 million, gross profit of $3.0 million, income from operations of $900,000 and net income of $350,000, or less than $.01 per share, basic and diluted for the quarter ended September 30, 2005.

For the nine months ended September 30, 2006, Tricell reported sales of $989.4 million, gross profit of $16.8 million, income from operations of $8.4 million and a net loss of $16.1 million, or $.10 per share (basic and diluted), as compared with sales of $516.9 million, gross profit of $5.2 million, income from operations of $1.9 million and net income of $218,000, or less than $.01 per share, basic and diluted for the nine months ended September 30, 2005

The results of operations reflect the acquisition of Ace Telecom at June 30, 2005 and the acquisition of N2J Limited on August 24, 2006. Since Ace Telecom was acquired at the end of the second quarter of 2005, the results of Ace Telecom’s operations are included for the full nine months ended September 30, 2006 while in 2005 they are only included in the third quarter. Further, the results of N2J’s operations are included in Tricell’s operations for the period from August 24, 2006 through September 30, 2006. The inclusion of the results of Ace Telecom in the nine months ended September 30, 2006 is the principal reason for the significant increase in sales, gross profit and income from operations for the nine months ended September 30, 2006.

The loss for the three and nine months ended September 30, 2006 an unrealized loss of $25.3 million, reflecting change in the carrying value of the derivative liability resulting from an increase in the price of our common stock. The derivative liability was incurred as a result of the August 24, 2006 sale of series A preferred stock and warrants. Under generally accepted accounting principles, because Tricell does not have sufficient shares of common stock to cover its obligations under the warrants, it is required to treat the warrants as a liability instead of as equity. The effect of the unrealized loss in the nine months ended September 30, 2006, is partially offset by a $3.6 million gain resulting from the write off of liabilities of subsidiaries that were liquidated in a procedure in the United Kingdom which is comparable to a Chapter 7 liquidation in the United States.

Commenting on the Company’s financial results, James Reed, Tricell’s chief executive officer, stated, “We are pleased with the overall performance of the Company for the quarter. Tricell delivered positive growth in top-line revenue in addition to exceptionally strong improvements in gross margin performance and operating income during the three and nine months ended September 30, 2006. Particularly notable in the increase in gross margin in the third quarter of 2006, which was 2.4%, as compare with 1.3% for the third quarter of 2005.”

Mr. Reed added, “Unfortunately, Tricell reported a GAAP net loss for the quarter and the nine month period. The loss was due to a non-cash charge to earnings resulting from a strategic equity placement the Company consummated in August of this year in order to enable it to acquire N2J. We believe that our earnings before the unrealized loss on derivative and the gain on the writeoff of liabilities of liquidated subsidiaries, while not a GAAP measure, is a meaningful measure of our operations since it does not reflect non-cash items which do not affect our ongoing operations.”

The following table sets forth the computation of such amount (dollars in thousands).

	Three months ended September 30		Nine months ended September 30,
	2006	2005	2006	2005
Net income (loss)	$(22,881)	$350	$(16,105)	$422
Plus, unrealized loss from derivative liability	25,287	—	25,287	—
Less, gain on net liabilities written off from liquidated subsidiaries	—	—	(3,621)	—
Net income, as adjusted	$2,406	$350	$5,561	$422

On November 20, 2006, the former NJJ stockholders amended the August 24, 2006 purchase agreement pursuant to which Tricell acquired the stock of NJJ and its subsidiary, N2J Limited. Pursuant to the agreement, the four NJJ stockholders received 90,000,000 shares of stock and an additional 120,000,000 shares were held by the Company in escrow. The Company has the obligation to purchase the shares from the former NJJ stockholders based on a formula of 70% of N2J net profit before income taxes, with a maximum payment of $24 million, and any shares not purchased by the Company pursuant to the formula would be delivered to the former NJJ stockholders. The amendment provided that any shares not purchased from the former NJJ stockholders are to be returned to the Company for no additional consideration. As a result of this amendment, the Company’s liability to the former NJJ stockholders is limited to 70% of N2J’s net profit before taxes from August 25, 2006 through August 24, 2007. Since the amendment was not is effect on September 30, 2006, the entire $24 million is reflected as a current liability. If that amendment had been in effect on September 30, 2006, the amount due to the former NJJ stockholders would have been $2.2 million.

Tricell, sells wireless devices in the secondary market. The company currently operates in more than 10 countries worldwide and is seeking to expand into new regions on an opportunistic basis. The company is headquartered in Congleton, United Kingdom. For more information, please visit our website at http://www.tricellinc.com, or the SEC's EDGAR filing system at http://www.sec.gov. Information on our website or any other website is not part of this press release.

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about Tricell’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Tricell’s filings with the Securities and Exchange Commission, including the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Form 10-K for the year ended December 31, 2005 and the Form 10-Q for the quarter ended September 30, 2006. In addition, general industry and market conditions and growth rates, and general economic conditions and competitive conditions, particularly those relating to the distribution of telecommunications equipment, including our ability to purchase equipment on terms which enable us to sell at profitable terms, currency fluctuations and regulatory matters other factors could affect such statements. Any forward-looking statements speaks only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Consolidated Unaudited Balance Sheet:

(in thousands)
September 30, 2006
Assets:
Cash and cash equivalents	$257
VAT receivable	79,660
Accounts receivable	284,409
Prepaid expenses and other current assets	173
Total current assets	364,499
Machinery and equipment, net	79
Intangible assets, net of accumulated amortization of $214	9,878
Goodwill	38,871
Total assets	$413,327
Liabilities and Stockholders’ Equity
Current liabilities	$406,692
Stockholders’ Equity
Preferred stock	8
Common stock	341
Additional paid-in capital	26,205
Accumulated deficit	(20,872)
Accumulated other comprehensive income	984
Deferred compensation	(31)
Total stockholders’ equity	6,634
Total liabilities and stockholders’ equity	$413,327

Consolidated Unaudited Statement of Operations:

	(In thousand, except per share amounts)
	Nine Months Ended		Three Months Ended
	September 30.		September 30,
	2006	2005	2006	2005
Sales	$989,417	$516,943	$248,492	$240,168
Cost of sales	972,640	511,729	242,570	237,140
Gross profit	16,777	5,214	5,922	3,028
Selling, general and administrative	8,379	3,314	2,569	2,128
Income from operations	8,398	1,900	3,353	900
Interest expense, net	(319)	(1,477)	-	(392)
Gain on net liabilities written off from liquidated subsidiaries	3,621	-	-	-
Unrealized loss	(25,287)	-	(25,287)	-
Other income / (expenses)	(8)	(1)	-	5
Total Other income (loss)	(21,993)	(1,478)	(25,287)	(387)
Profit/(Loss) before income taxes	(13,595)	422	(21,934)	513
Provision for income taxes	(2,510)	(204)	(947)	(163)
Net income (loss)	$(16,105)	$218	$(22,881)	$350
Income (loss) per share - basic and diluted	$(.10)	-	$(.11)	-
Weighted average shares of common stock outstanding - basic and diluted	158,119	123,602	215,002	124,269